PARK ELECTROCHEMICAL CORP.
                                                  NEWS RELEASE
Contact:  Murray Stamer
                                                5 Dakota Drive
                                        Lake Success, NY 11042
                                                (516) 354-4100

       PARK ELECTROCHEMICAL REPORTS SECOND QUARTER RESULTS

LAKE   SUCCESS,   New   York,   September   23,   2004......Park
Electrochemical Corp. (NYSE-PKE) reported sales of $51,098,000 for the second quarter ended August 29, 2004 compared to sales from continuing operations of $43,566,000 for the second quarter of last year. Park's sales for the first six months were $109,616,000 compared to sales from continuing operations of $87,889,000 for last year's first six months.

Park reported net earnings of $2,947,000 for the second quarter ended August 29, 2004 compared to net earnings of $19,038,000 for last fiscal year's second quarter ended August 31, 2003. During the prior year's second quarter, the Company realized a pre-tax gain of $33,088,000 related to the payment of the judgment against Delco Electronics Corporation resulting from the lawsuit filed against Delco, and the Company incurred pre-tax charges of $6,504,000 related to the realignment of its North American FR-4 business operations. As a result, net profit from continuing operations before special items for last year's second quarter was $1,098,000.

For the six month period ended August 29, 2004, Park reported net earnings of $8,968,000 compared to net earnings of $10,587,000 for last year's first six month period. For the prior year's first six month period, the Company reported a pre-tax gain of $33,088,000 related to the Delco lawsuit and pre-tax charges of $8,438,000 related to realignment costs. As a result, net profit from continuing operations before special items for last year's first six month period was $512,000.

Park reported diluted earnings per share of $.15 and $.45, respectively, for the second quarter and six months ended August 29, 2004 compared to diluted earnings per share of $.95 and $.53, respectively, for last year's second quarter and first six month period. Diluted earnings per share from continuing operations before special items were $.06 and $.03, respectively, for last year's second quarter and first six month period.

Brian Shore, Park's President and CEO, said, "When we announced our first quarter results on June 30, 2004, I commented that it appeared that our industry had very recently begun to slow down to some extent. With the benefit of 20/20 hindsight, it appears that our observation regarding the industry's slowing down was correct. As a matter of fact, throughout the second quarter, our business operated at levels below the levels of the first quarter. Obviously, the question many of you will have is whether our global industry will now begin to pick back up, especially since the summer is over. Unfortunately, there are no clear signals at this time as to whether the global industry climate will improve during the remainder of the calendar year. Although we continue to grow and expand and invest in our business in Asia, we have made additional adjustments to our volume FR-4 oriented businesses, particularly in North America. As I have explained in the past, although we are fully committed to our existing FR-4 customers in North America and Europe, I do not believe that our volume FR-4 businesses will be the driver of our company's future. As a result, we continue to transition our traditional volume FR-4 manufacturing facilities to higher technology product manufacturing. As I have also explained on numerous occasions, we run our business for the long term, and we make adjustments to our business operations only when we believe it is in the long-term interest of our company to do so. In any case, regardless as to what business levels we see over the next three months or six months or twelve months, we continue the long and difficult process of reinventing our company into a technology company. We believe this reinvention of our company is essential for our future regardless as to what business levels we experience over the short term."

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (800) 289-0528.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Monday, September 27, 2004. The conference call replay can be accessed by dialing (888) 203-1112 and entering passcode 834034 or on the Company's website at www.parkelectro.com under the caption "Investor Conference Calls".

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company's web site at www.parkelectro.com under the caption "Investor Conference Calls".

Park believes that an evaluation of its ongoing operations would be difficult if the disclosure of its financial results were limited to generally accepted accounting principles ("GAAP") financial measures. Accordingly, in addition to disclosing its financial results determined in accordance with GAAP, Park discloses non-GAAP operating results that exclude special items in order to assist its shareholders and other readers in assessing the company's operating performance. Such non-GAAP financial measures are provided to supplement the results provided in accordance with GAAP.

Certain portions of this press release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park's expectations. Such factors include, but are not limited to, general conditions in the electronics industry, Park's competitive position, the status of Park's relationships with its customers, economic conditions in international markets, the cost and availability of utilities, and the various factors set forth under the caption "Factors That May Affect Future Results" after Item 7 of Park's Annual Report on Form 10-K for the fiscal year ended February 29, 2004.

Park Electrochemical Corp. is a leading global designer and producer of electronic materials used to fabricate complex multilayer printed circuit boards and interconnection systems. Park specializes in advanced materials for high layer count circuit boards and high-speed digital and RF/Microwave electronic systems. Park also designs and manufactures advanced composite materials for the aerospace, military and industrial markets. The Company's manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Arizona and California.

Additional corporate information is available on the World  Wide
Web at www.parkelectro.com and www.parknelco.com.












The performance table (in thousands, except per share amounts - unaudited):

                                       13 weeks ended      26 weeks ended
                                       --------------      --------------
                                      8/29/04   8/31/03     8/29/04  8/31/03
Sales from Continuing Operations      $51,098   $43,566    $109,616  $87,889

Net Profit from Continuing
 Operations before Special Items      $ 2,947  $  1,098   $   8,968  $   512
After-Tax Special Items                     -    19,884           -   18,826
Loss from Discontinued Operations,
 Net of Taxes                               -    (1,944)          -   (8,751)
                                      -------   --------  ---------  --------
   Net Earnings                       $ 2,947   $19,038   $   8,968  $10,587

Diluted Earnings Per Share:
Net Profit from Continuing Operations
 before Special Items                 $   0.15  $  0.06   $    0.45  $  0.03
After-Tax Special Items                      -     0.99           -     0.94
Loss from Discontinued Operations,
 Net of Taxes                                -    (0.10)          -    (0.44)
                                      --------   -------   ---------  -------
   Net Earnings                       $   0.15   $  0.95   $    0.45  $  0.53

Diluted Weighted Average
 Shares Outstanding                     20,112    19,943      20,090   19,856

The comparative balance sheets (in thousands):
                                       8/29/04     2/29/04
                                       -------     -------
 Assets                           (unaudited)
 Current Assets
   Cash and Marketable Securities  $199,421   $189,186
   Accounts Receivable, Net          32,409     36,149
   Inventories                       14,345     11,707
   Other Current Assets               2,005      3,040
                                   --------   --------
     Total Current Assets           248,180    240,082

 Fixed Assets, Net                   66,767     70,569

 Other Assets                           758        419
                                   --------    --------
     Total Assets                  $315,705    $311,070

 Liabilities and  Stockholders' Equity
   Current Liabilities
   Accounts Payable               $  13,053   $  14,913
   Accrued Liabilities               22,915      24,468
   Income Taxes Payable               6,421       3,248
                                  ---------   ---------
     Total Current Liabilities       42,389      42,629

   Deferred Income Taxes              5,098       5,107
   Liabilities from Discontinued
    Operations                       17,373      19,438
                                   --------    --------
     Total Liabilities               64,860      67,174

   Stockholders' Equity             250,845     243,896
                                   --------    --------
     Total Liabilities and
      Stockholders' Equity         $315,705    $311,070
                                   ========    ========
   Equity Per Share                  $12.61      $12.33

 Detailed operating information (in thousands - unaudited):
                                        13 Weeks Ended     26 Weeks Ended
                                      8/29/04   8/31/03   8/29/04  8/31/03
 Continuing Operations
  Net Sales                          $ 51,098  $ 43,566    $109,616  $ 87,889
  Cost of Sales                        41,680    37,647      86,486    77,347
   %                                    81.6%     86.4%       78.9%     88.0%
  Gross Profit                          9,418     5,919      23,130    10,542
   %                                    18.4%     13.6%       21.1%     12.0%
 Selling, General and Administrative
   Expenses                             6,521     6,213      14,862    12,417
   %                                    12.7%     14.3%       13.6%     14.1%
 Profit Loss) from Operations           2,897     (294)       8,268   (1,875)
   %                                     5.7%     -0.7%        7.5%     -2.1%
 Other Income                             776       744       1,427     1,488
   %                                     1.5%      1.7%        1.3%      1.7%
 Pre-Tax Operating Profit (Loss)        3,673       450       9,695     (387)
   %                                     7.2%      1.0%        8.8%     -0.4%
 Income Tax Provision (Benefit)           726     (648)         727     (899)
   Effective Tax Rate                   19.8%   -144.0%        7.5%    232.3%
 Net Profit from Continuing Operations
   before Special Items                 2,947     1,098       8,968       512
   %                                     5.8%      2.5%        8.2%      0.6%

 Special Items:
 Delco Lawsuit                              -    33,088           -    33,088
   %                                        -     75.9%           -     37.6%
 Realignment charges                        -   (6,504)           -   (8,438)
   %                                        -    -14.9%           -     -9.6%
 Income Tax Provision                       -     6,700           -     5,824
   Effective Tax Rate                       -     25.2%           -     23.6%
 After-Tax Special Items                    -    19,884           -    18,826
   %                                        -     45.6%           -     21.4%
 After Special Items:
 Earnings from Continuing Operations
   before Income Taxes                  3,673    27,034       9,695    24,263
   %                                     7.2%     62.1%        8.8%     27.6%
 Income Tax Provision                     726     6,052         727     4,925
   Effective Tax Rate                   19.8%     22.4%        7.5%     20.3%
 Net Earnings from Continuing
  Operations                            2,947    20,982       8,968    19,338
   %                                     5.8%     48.2%        8.2%     22.0%
 Loss from Discontinued Operations, Net
   of Taxes                                -    (1,944)           -   (8,751)
   %                                       -      -4.5%           -    -10.0%
 Net Earnings                       $  2,947   $ 19,038     $ 8,968  $ 10,587
   %                                    5.8%      43.7%        8.2%     12.0%